EXHIBIT 99A.4
COMBINED STATEMENTS OF                  U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
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                                                     Year Ended
                                                     December 31,
In millions                                         1997     1996
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

OPERATING ACTIVITIES
 Net income                                       $ 1,177  $ 1,249
 Adjustments to net income:
  Depreciation and amortization                     2,126    2,122
  Gains on sales of rural telephone exchanges         (77)     (59)
  Gain on sale of investment in Bellcore              (53)       -
  Cumulative effect of change in accounting
   principle                                            -      (34)
  Deferred income taxes and amortization
   of investment tax credits                          (18)      91
 Changes in operating assets and liabilities:
  Restructuring payments                              (66)    (226)
  Postretirement medical and life costs,
   net of cash fundings                                80       28
  Accounts receivable                                 (46)      (5)
  Inventories, supplies and other                     (45)      27
  Accounts payable and accrued liabilities            564       98
 Other - net                                          206       15
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Cash provided by operating activities               3,848    3,306
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment    (2,139)  (2,419)
 Purchase of PCS wireless licenses                    (73)       -
 Proceeds from sales of rural telephone exchanges      67      174
 Proceeds from sale of investment in Bellcore          65        -
 Proceeds from disposals of property, plant
   and equipment                                       22       15
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Cash (used for) investing activities               (2,058)  (2,230)
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FINANCING ACTIVITIES
 Net (repayments of) proceeds from short-term debt   (510)      96
 Proceeds from issuance of long-term debt              29       23
 Repayments of long-term debt                        (445)    (482)
 Dividends paid on common stock                      (992)    (939)
 Proceeds from issuance of common stock                75      134
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Cash (used for) financing activities               (1,843)  (1,168)
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CASH AND CASH EQUIVALENTS
 Decrease                                             (53)     (92)
 Beginning balance                                     80      172
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Ending balance                                    $    27  $    80
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